Exhibit 99.1

Contacts:
Media	Investors
Sherry Johnson	Gary Kohn
+1-720-332-4750	+1-720-332-8276
sherry.l.johnson@westernunion.com	gary.kohn@westernunion.com

Western Union Reports Solid First Quarter Results

- Earnings Per Share of $0.25 -

- Reaffirms 2007 EPS Guidance of $1.07 – $1.11 -

- Consumer-to-Consumer Transactions Up 14% -

- International Consumer-to-Consumer Transactions up 21% -

Englewood, Colo., April 24, 2007 – The Western Union Company (NYSE: WU) today reported financial results for the first quarter.

Highlights for the first quarter include:

•	Revenue of $1.1 billion, up 8%

•	Earnings per share of $0.25

•	Cash provided by operating activities, strong at $287 million

•	Operating income margin of 27%

•	Opened 300,000th agent location, finished quarter with more than 305,000 agent locations

Commenting on the quarter, President and CEO Christina Gold said, "We are pleased to have delivered solid EPS with strong cash flow this quarter. Our international consumer-to-consumer business, which accounts for more than 60% of total revenue, continued its strong performance. Our consumer-to-business segment posted solid 13% revenue growth, with an operating income margin exceeding 30%. Also during the quarter, we added key agents in both send and receive markets, implemented new pricing and foreign exchange strategies, and we connected with our consumers through media campaigns, sponsorships, and grassroots marketing initiatives.”

Revenue growth in the first quarter was slightly slower than expected as a result of the ongoing challenges within the U.S. domestic, Mexico and U.S. outbound markets as well as lower revenue from westernunion.com, the company’s Internet service, in the U.S., where Western Union and card issuing banks implemented additional controls to help protect themselves and consumers from credit and debit card fraud.

Gold noted, “We are confident that we understand the market dynamics and we believe that we are taking the appropriate steps to improve growth within these markets. We have a talented new leadership team in our Americas businesses, and I am pleased with the direction and decisions these leaders have taken in the past few weeks.”

In the first quarter, total consumer-to-consumer revenue grew 8% to $926 million on transaction growth of 14%. Within this segment, the international business continued to deliver strong results including transaction growth of 21% and revenue growth of 15%. Two key markets, India and China, continue their robust growth. China posted transaction growth in excess of 25%, while India transactions increased approximately 95% from a year ago.

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The Mexico transaction growth rates, which continue to be impacted by the immigration debate in the U.S., increased 2%, showing signs of stabilization particularly within the Vigo and Orlandi Valuta brands. The stabilization is the result of the strategy to add distribution, increase advertising, engage in community outreach as well as tighten foreign exchange spreads.

Domestic transactions, which also continue to be impacted by general market softness as well as concerns about U.S. immigration, declined 6% from a year ago. This is a slight improvement from the fourth quarter of last year.

The impact of the immigration situation in the U.S. began in the second quarter of 2006 and therefore, year-over-year comparables for the Domestic and Mexico businesses begin to ease going forward.

A cornerstone of Western Union’s strategy is to attract and retain key agents. The company ended the quarter with over 305,000 agent locations. Banamex, a key agent in Mexico, signed Farmacias Guadalajara with 450 locations. Also in Mexico, Orlandi Valuta and Vigo launched services in over 200 Soriana supermarkets. Angelo Costa, an agent in Italy, signed Capitalia Group, Italy’s third largest banking group. In Spain, Caixa Galicia, a bank with more than 750 locations, became an agent. Also in the first quarter, the Tunisia Post, which represents 1,000 locations, renewed its agreement.

The consumer-to-business segment grew revenue 13% to $182 million, including $15 million of revenue from the December 2006 Servicio Electrónico De Pago S.A. (SEPSA) acquisition. Operating profit grew 4% and operating income margin was 33%. The SEPSA acquisition is on track to achieve its 2007 goals.

First quarter operating income of $305 million and the 27% operating income margin included $15 million of incremental independent public company expenses compared to the first quarter of 2006. Net income of $193 million included $48 million in incremental pre-tax interest expense compared to the first quarter of 2006. The effective tax rate for the quarter was approximately 31.5%.

During the first quarter, Western Union repurchased 5.2 million shares for $113 million at an average cost of $21.70 per share. Under Western Union’s stock buyback program, $867 million is available to repurchase stock through 2008. Capital expenditures were $38 million.

Outlook

Management continues to expect 2007 GAAP EPS to be in the range of $1.07 to $1.11. Management now believes that full-year GAAP revenue growth will be in the range of 10% to 11%, down from the previously provided guidance of 11% to 13%. Impacting the revenue growth in 2007 are several factors. As noted above, the company has appointed new management to run its businesses in the Americas. The new team has strategies and plans in place aimed at improving growth and business trends. The company will continue to implement pricing actions in support of the Americas strategy and as part of the day-to-day management of the business. Investments in foreign exchange rates and fee reductions are expected to be about 3.5% of total revenue in 2007, an increase from 2006. Further, while westernunion.com continues to grow, the company’s and card issuing banks’ implementation of fraud-prevention measures in the United States has resulted in a loss of transactions and a $20 million to $30 million reduction in the 2007 revenue projection for westernunion.com. These factors will also impact operating income growth. Management now estimates that operating income growth on a GAAP basis will be at the low end of the previously stated range. Operating income growth excluding incremental independent public company expenses is expected to be at the low end of the previously stated range. As investments made in the first half of 2007, particularly within the Americas businesses, take hold, management anticipates revenue and operating income growth to accelerate in the second half of the year.

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The EPS range includes incremental independent public company expenses of less than $60 million, an improvement from the previous range of $60 million to $65 million. The EPS range also includes approximately $100 million net expense from interest expense, interest income and other income, an improvement of $10 million from the previous guidance. The 2007 full-year tax rate is expected to be closer to 31%, down from 32%, as a result of increased foreign-derived operating income. Cash provided by operating activities is still expected to be approximately $900 million.

Gold added, “Western Union is well-positioned for future growth. We have an unparalleled distribution network, recognized brands, world-class talent, and a compelling market opportunity. With a strong focus on our consumers and our markets and newly energized leadership in key markets, we are confident that we are taking the right actions to generate value for our shareholders. The investments that we are making are designed to address the challenges we face in the U.S. and Mexico businesses as well as the opportunities ahead of us in the consumer-to-consumer and consumer-to-business international markets. The strength of our international business combined with the investments we are making to improve our U.S. businesses and the easier comparisons beginning in the second quarter, provide me with confidence in our ability to improve growth in the second half of this year.”

Investor and Analyst Conference

Western Union President and CEO Christina Gold will host a conference call and webcast at 5:00 p.m. Eastern Time today. Joining Christina on the conference call will be Scott Scheirman, Executive Vice President and CFO.

To listen to the conference call live via telephone, dial 866-356-3093 (U.S.) or +1-617-597-5381 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 86309562.

The conference call will also be available via webcast at www.westernunion.com. Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through May 1, 2007 at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 85008539. A webcast replay will be available at www.westernunion.com for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Definition of Incremental Independent Public Company Expenses

Incremental independent public company expenses relate to staffing additions and related costs to replace First Data support, corporate governance, information technology, corporate branding and global public affairs, benefits and payroll administration,

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procurement, workforce reorganization, stock compensation, and other expenses related to being a stand-alone public company as well as recruiting and relocation expenses associated with hiring key management positions new to Western Union, other employee compensation expenses and temporary labor used to develop ongoing processes. These expenses are those in excess of amounts allocated to the company by First Data prior to September 29, 2006 or beyond amounts that the company presumes First Data would have allocated subsequently thereto. The company expects most of these expenses will continue to be incurred in future periods.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains forward-looking statements regarding projected future results. Forward-looking statements include all statements that do not relate solely to historical or current facts, and generally can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “could,” “would,” “likely,” “intend” or “continue”. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. These factors include, but are not limited to: the impact of our spin-off from First Data Corporation; changes in immigration laws, patterns and other factors related to immigrants; the integration of significant businesses and technologies we acquire and realization of anticipated synergies from these acquisitions; technological changes, particularly with respect to e-commerce; our ability to attract and retain qualified key employees; changes in laws, regulations or industry standards affecting our businesses; changes in foreign exchange rates or spreads, including those applicable to money transfer transactions; changes in the political or economic climate in countries in which we operate; continued growth in the consumer money transfer market and other markets in which we operate at rates approximating recent levels; our ability to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, United States and international banks, card associations, card-based payments providers and a number of other types of competitive service providers; our ability to maintain our agent network; implementation of Western Union agent agreements according to schedule; no interruption of government relations with countries in which Western Union has or is implementing material agent agreements; successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; successfully managing credit and fraud risks from our agents and from consumers; unanticipated developments relating to lawsuits, investigations or similar matters; catastrophic events; and any material breach of security of any of our systems.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global money transfer services. Together with its affiliates, Orlandi Valuta and Vigo, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. It operates through a network of more than 305,000 Agent locations in over 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

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THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006	Change
Revenues:
Transaction fees	$930.1	$869.9	7%
Foreign exchange revenue	166.6	144.5	15%
Commission and other revenues	34.3	28.6	20%

Total revenues	1,131.0	1,043.0	8%

Expenses:
Cost of services	645.6	557.8	16%
Selling, general and administrative	180.8	172.5	5%

Total expenses (b)	826.4	730.3	13%

Operating income	304.6	312.7	-3%

Interest expense (b)	(48.0)	(0.4)	(a )
Interest income	19.5	5.5	(a )
Interest income from First Data, net	—	11.5	(a )
Derivative gains/(losses), net	1.7	(5.6)	(a )
Foreign exchange effect on notes receivable from First Data, net	—	(0.8)	(a )
Other income, net	4.3	2.0	(a )

Total other (expense) / income	(22.5)	12.2	(a )

Income before income taxes	282.1	324.9	-13%
Provision for income taxes	88.9	105.1	-15%

Net income	$193.2	$219.8	-12%

Earnings per share:
Basic	$0.25	$0.29	-14%
Diluted	$0.25	$0.29	-14%

Weighted-average shares outstanding: (c)
Basic	768.2	763.9
Diluted	783.3	763.9

(a)	Calculation not meaningful
(b)	During first quarter 2007, Western Union incurred higher corporate overhead and interest costs, many of which are recurring, as a result of its separation from First Data. Prior to September 29, 2006, the businesses that comprise Western Union were wholly-owned subsidiaries of First Data.
(c)	For all periods prior to September 29, 2006 (date of spin-off from First Data), basic and diluted earnings per share are computed utilizing the shares outstanding at September 29, 2006.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$1,561.0	$1,421.7
Settlement assets	1,203.3	1,284.2
Property and equipment, net of accumulated depreciation of $223.2 and $213.1, respectively	187.9	176.1
Goodwill	1,647.1	1,648.0
Other intangible assets, net of accumulated amortization of $228.8 and $211.4, respectively	280.6	287.7
Other assets	474.0	503.4

Total assets	$5,353.9	$5,321.1

Liabilities and Stockholders’ (Deficiency)
Liabilities:
Accounts payable and accrued liabilities	$583.7	$554.8
Settlement obligations	1,201.5	1,282.5
Pension obligations	52.8	52.9
Deferred tax liability, net	267.1	274.8
Borrowings	3,278.8	3,323.5
Other liabilities	142.4	147.4

Total liabilities	5,526.3	5,635.9

Stockholders' (Deficiency):
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 772.7 shares and 772.0 shares issued, respectively	7.7	7.7
Capital deficiency	(418.3)	(437.1)
Retained earnings	385.2	208.0
Accumulated other comprehensive loss	(68.1)	(73.5)
Less: Treasury Stock at cost, 3.8 shares and 0.9 shares, respectively	(78.9)	(19.9)

Total Stockholders' (Deficiency)	(172.4)	(314.8)

Total Liabilities and Stockholders' (Deficiency)	$5,353.9	$5,321.1

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$193.2	$219.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11.1	8.4
Amortization	19.3	16.2
Deferred income tax provision	—	4.1
Realized gain on derivative instruments	—	(7.6)
Other non-cash items, net	12.5	8.2
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Other assets	27.9	(13.7)
Accounts payable and accrued liabilities	29.6	(28.6)
Other liabilities	(6.5)	(1.3)

Net cash provided by operating activities	287.1	205.5

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(4.4)	(69.0)
Capitalization of purchased and developed software	(7.6)	(0.8)
Purchases of property and equipment	(25.9)	(20.2)
Notes receivable issued to agents	(5.6)	(140.0)
Repayments of notes receivable issued to agents	4.8	—
Cash received on maturity of foreign currency forwards	—	7.6

Net cash used in investing activities	(38.7)	(222.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments of commercial paper	(42.7)	—
Repayments of net borrowings under credit facilities	(2.0)	—
Proceeds from exercise of options	48.2	—
Purchase of treasury shares	(112.6)	—
Advances from affiliates of First Data	—	107.5
Repayments of notes payable to First Data	—	(98.8)
Additions to notes receivable from First Data	—	(7.5)

Net cash (used in)/provided by financing activities	(109.1)	1.2

Net change in cash and cash equivalents	139.3	(15.7)
Cash and cash equivalents at beginning of period	1,421.7	510.2

Cash and cash equivalents at end of period	$1,561.0	$494.5

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(in millions)

(unaudited)

	Three Months Ended March 31,
	2007	2006	Change
Revenues:
Consumer-to-Consumer:
External revenue
Transaction fees	$751.2	$705.5	6%
Foreign exchange revenue	166.3	144.3	15%
Other revenues	8.8	7.0	26%

Total Consumer-to-Consumer:	926.3	856.8	8%

Consumer-to-Business:
External revenue
Transaction fees	168.8	151.3	12%
Other revenues	13.4	10.5	28%

Total Consumer-to-Business:	182.2	161.8	13%

Other:
External revenue	22.5	24.4	-8%
Internal revenue	—	0.9	(a)

Total Other:	22.5	25.3	-11%

Eliminations	—	(0.9)	(a)

Total revenues	$1,131.0	$1,043.0	8%

Operating income:
Consumer-to-Consumer	$238.7	$247.1	-3%
Consumer-to-Business	60.9	58.7	4%
Other	5.0	6.9	(a)

Total operating income	$304.6	$312.7	-3%

Operating profit margin:
Consumer-to-Consumer	25.8%	28.8%	-3 pts
Consumer-to-Business	33.4%	36.3%	-3 pts
Other	22.2%	27.3%	(a)
Total operating profit margin	26.9%	30.0%	-3 pts

Depreciation and Amortization:
Consumer-to-Consumer	$23.4	$18.8	24%
Consumer-to-Business	6.2	4.6	35%
Other	0.8	1.2	-33%

Total depreciation and amortization	$30.4	$24.6	24%

(a)	Calculation not meaningful

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2007	2006	Change
Transactions
Consumer-to-Consumer	37.8	33.3	14%
Consumer-to-Business	100.4	61.2	64%

Revenue
Consumer-to-Consumer	926.3	856.8	8%
Consumer-to-Business	182.2	161.8	13%

Three Months Ended March 31, 2007
Consumer-to-Consumer Transaction Growth
International (a)	21%
Domestic (b)	-6%
Mexico (c)	2%
Consumer-to-Consumer	14%

Consumer-to-Consumer Revenue Growth
International (a)	15%
Domestic (b)	-11%
Mexico (c)	-7%
Consumer-to-Consumer	8%

	Three Months Ended March 31, 2007
	Including SEPSA	Excluding SEPSA
Consumer-to-Business Transaction Growth	64%	2%

Consumer-to-Business Revenue Growth	13%	4%

(a)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada destined for foreign countries and foreign country transactions destined for the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (b) and (c) below.
(b)	Represents all transactions between and within the United States and Canada.
(c)	Represents all transactions to and from Mexico.